Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Nanometrics Incorporated

Milpitas, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-33583, 333-40866, 333-91714, 333-101137, 333-108474, 333-136557 and 333-149339) of Nanometrics Incorporated of our reports dated March 13, 2008, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of Nanometrics Incorporated’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of the Company’s internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 29, 2007.

/s/ BDO Seidman, LLP

San Francisco, California

March 13, 2008